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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Impac Commercial Holdings, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Impac Commercial Holdings, Inc., of our report, dated February 9, 1998, relating to the consolidated balance sheet of Impac Commercial Holdings, Inc., and subsidiary as of December 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from January 15, 1997 (commencement of operations) through December 31, 1997 which report appears in the December 31, 1997 annual report on Form 10-K of Impac Commercial Holdings, Inc.



                         /s/ KPMG Peat Marwick LLP


Orange County, California
September 4, 1998